Exhibit (6)(a)(5)


                          AGREEMENT OF PURCHASE AND SALE


     THIS AGREEMENT OF PURCHASE AND SALE is effective as of the 1st day of October 1998, by and among Phillip Napolitano, an individual, residing at 2001 Marina Drive, Apt. 507 Quincy, Ma. ("Purchaser"), and General Environmental Corporation, a Delaware corporation, with its principal place of business at 175 Water Street Exeter, NH. ("Seller").

     Background:

     Seller owns one hundred (100%) percent of the shares (hereinafter referred to as the "Shares") of a Corporation named Neponset Construction Inc. ("Neponset") a Massachusetts Corporation with its principle place of business at 71 Proctor Street, Boston, Ma. which is managed by Purchaser. Seller desires to sell to Purchaser all of the Shares including all rights title and interest to all assets liabilities and other obligations of Neponset. Purchaser desires to acquire the Shares including all of the rights, title and interest to the assets, liabilities and other obligations of Neponset on the terms and conditions hereinafter set forth.

     IN   CONSIDERATION  of  the  foregoing  and  the  mutual  covenants  herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows.

1.   DEFINITIONS

     The  following  words shall have the  following  meanings when used in this
Agreement:

     1.1  ASSETS -- "Assets" shall mean all of the Shares of the Seller.

     1.2 BUSINESS -- "Business" shall mean all operations and arrangements relating to the conduct of the Business Unit called Neponset.

     1.3 LIABILITIES -- "Liabilities" shall mean all of the liabilities of Neponset.

     1.4 BUSINESS UNIT -- "Business Unit" shall mean all contracts relating to Neponset, all related costs, services and charges, and all of Seller's employees supporting the Neponset contracts.

     1.5 TRANSACTION DATE -- "Transaction Date" shall mean the later of December 31, 1999 or such date as Seller and Purchaser satisfy the requirements of any laws or required approvals relating to this transaction.

2.   PURCHASE AND SALE

     Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and Purchaser hereby agrees to purchase the Shares and assume the Liabilities associated therewith and the Business Unit.

3.   PURCHASE PRICE

     3.1 AMOUNT -- The entire purchase price for the Shares shall be an amount equal to the total of the following (the "Purchase Price"):

          3.1.1 $1,000 payable by check upon the execution of this Agreement;

          3.1.2 As provided in Section 5 hereof, Purchaser undertakes to assume all the Liabilities and obligations of Neponset.

          3.1.3 Purchaser will transfer to Seller all shares of GEC received by Purchaser when GEC acquired Neponset and all rights that may have accrued to Purchaser as a result of the "spin-off" of Enviromart.Com (i.e. the non-voting Class "B" shares) except Purchaser shall be entitled to keep 100,000 shares of General Environmental and all rights to the Class "B" shares that may have accrued to those shares in consideration of Purchaser's other obligations contained in this agreement.

4.   DELIVERY OF SHARES

     All Shares purchased hereunder shall be delivered to a mutually agreed escrow agent (to be held until Purchaser completes the terms of this Agreement) by Seller to Purchaser on the Transaction Date at Escrow Agent's present place of business in Exeter, NH.

5.   ASSUMPTION OF LIABILITIES

     On the Transaction Date, Purchaser agrees to assume all liabilities of Seller related to the Shares or any other obligation of Seller, (if any), undertaken in regard to or in support of the Business Unit. Purchaser shall deposit the remaining 100,000 General Environmental shares and the Enviromart.Com Inc. "B" shares with the Escrow agent together with an executed stock power for the purpose of accomplishing the objectives of this paragraph.

6.   COOPERATION

     Purchaser agrees that it will cooperate with Seller to provide financial and operating information that may be required by Seller for the purpose of GEC and affiliate audits and other corporate reporting requirements that may be applicable to the time frames before the Transaction Date.

7.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrant as of the date of this Agreement and as of the Transaction Date to Purchaser that:

     7.1 STATUS -- Seller is a corporation duly organized and existing under the laws of the state of Delaware, which has full power and authority to own the Shares.

     7.2 CORPORATE AUTHORITY -- Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

     7.3 CORPORATE ACTION -- All necessary corporate action has been duly taken by the Board of Directors and stockholders of Seller in order to authorize the execution and consummation of this Agreement. Upon execution hereof by the Purchaser, this Agreement shall be the legal, valid and binding obligation of the Seller enforceable in accordance with its terms.

     7.4 TITLE TO PROPERTY -- Seller has good and marketable title to all of the Shares to be transferred hereunder, free and clear of any liabilities, liens, encumbrances, security interests, charges, imperfections of title or restrictions of any kind or nature whatsoever.

     7.5 CONFLICTS WITH OTHER AGREEMENTS -- Neither the execution and delivery of this Agreement nor the consummation of the sale and other transactions contemplated hereunder will conflict with, or result in a breach of, any of the terms and conditions or provisions of any law or any regulation, order, writ, injunction or decree of any court or government instrumentality or the corporate Charter or Bylaws of Seller, or of any agreement or other instrument to which Seller is bound, or will constitute a default or result in any lien or encumbrance on any of the assets being sold hereunder.

     7.6 NO BANKRUPTCY -- No proceeding has been commenced against or by the Seller under the federal Bankruptcy Code or any similar state statute.

     7.7 SURVIVAL -- The representations and warranties contained herein shall survive the execution of this Agreement.

8.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants:

     8.1 STATUS -- Purchaser is an individual and in good standing under the laws of the Commonwealth of Massachusetts and has full authority to consummate the transaction contemplated herein.

     8.2 FINANCIAL STATUS - Purchaser (being the President and CEO of Neponset) represents and warrants that the financial information provided by Purchaser and Neponset is accurate and includes all sales and expenses of Neponset's operations during the period which the Neponset shares were held by GEC and GEC shall be entitled to evidence of the financial status of Neponset prior to allowing any shares to be released from escrow.

9.   CERTAIN SUBSTANTIVE PROVISIONS

     9.1 BUSINESS RECORDS -- Seller shall transfer to Purchaser on the Transaction Date all such business records of Seller pertaining to the Business Unit and the Shares.

     9.2 TRANSITION -- Seller and Purchaser will mutually cooperate to assist Purchaser in a smooth transition of the ownership of the Shares and the Business Unit.

     9.3 INSTRUMENTS -- The sale, conveyance, transfer, assignment and delivery of the Shares shall be affected upon execution of this Agreement by transfers of Certificates for the Shares to the Escrow Agent.

     9.4 RESALE--Purchaser agrees that if Purchaser sells Company, or substantially all of the assets of the Company, within three years of the Transaction Date then Purchaser shall forfeit the Stock held with the Escrow Agent and shall furthermore pay Seller thirty-three percent of the proceeds of the sale. This provision shall not apply if Purchaser goes out of business with a sale of the assets of the Company to any third party.

10.  MISCELLANEOUS

     10.1 NOTICES -- Any notices, requests, demands or other communications hereunder, shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

     If to Seller:

          Herbert T. Sears
          175 Water Street
          Exeter, NH. 03833
          603-772-7336

     If to Purchaser:

          Phillip Napolitano
          71 Proctor Street
          Boston, Mass.,
          617-442-2600

     10.2 EXPENSES -- Each party shall be required to pay its own expenses, including expenses of its counsel and accountants, even in the event that the transactions, which are the subject matter hereof, are not consummated for any reason whatsoever.

     10.3 ENTIRE AGREEMENT, SUCCESSORS -- This Agreement constitutes the entire agreement between the parties and there are no representations, warranties or commitments except as provided herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, personal representatives, successors and permitted assigns of the parties hereto.

     10.4 GOVERNING LAW -- This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire, excluding its principles of conflicts of laws, and the parties hereby irrevocably submit to the jurisdiction and venue of the courts of Rockingham County, New Hampshire to adjudicate any dispute arising hereunder or relating hereto.

     10.5 NO WAIVER -- No exercise of waiver, in whole or in part, of any right or remedy provided for in this Agreement shall operate as a waiver of any other right or remedy. No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof.

     10.6 PUBLICITY -- Seller agrees it shall not release any publicity with respect to the transactions provided for herein or make any announcement.

     10.7 LEGAL ADVICE -- Seller, Shareholders, and Purchaser acknowledge that they have had the opportunity to consult with independent counsel of their choice with regard to the transactions contemplated under this Agreement, prior to the execution of this Agreement.

     10.8 BACKGROUND; ENUMERATIONS AND HEADINGS -- The "Background," enumerations and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

     10.9 NO BROKER -- Each party warrants and represents that it has not dealt with or retained a broker in connection with this transaction and that no entity or individual is entitled to receive a fee as the result of the consummation of the transactions contemplated under this Agreement.

     10.10 ASSIGNMENT  --  This  Agreement  is  not   assignable  by  Seller  or
Purchaser.

     10.11 NO THIRD-PARTY BENEFICIARIES -- This Agreement is written solely to set forth the respective rights and obligations of the parties hereto and is not intended to create or convey any rights whatsoever with respect to any third party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective as of the day and year first above written.

ATTEST:                               SELLER

________________________________      By: ________________________________(SEAL)


ATTEST:                               PURCHASER

________________________________      By: ________________________________(SEAL)